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Exhibit 10.12

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of September 30, 2005 (the "Effective Date") by and between PROS Revenue Management, L.P., a Delaware limited partnership (the "Company"), and Charles Murphy (the "Employee"). The Company and the Employee are sometimes collectively referred to herein as the "Parties" and individually referred to herein as a "Party."

RECITALS

        WHEREAS, the Employee and the Company desire to enter into an employment agreement containing the material terms and conditions set forth herein.

        WHEREAS, the Parties intend that this Agreement memorialize all of the rights, duties and obligations of the Parties with respect to the employment of Employee with the Company.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby agree as follows:

1.    Position and Duties.    Employee shall be employed by the Company as Executive Vice President and Chief Financial Officer and will have such corresponding duties and responsibilities as determined by the Chief Executive Officer of the Company (the "CEO"), or, during any period(s) when a CEO is not appointed, as determined by the Board of Directors of the Company (the "Board"). Employee agrees to devote his full time, energy and skill to his responsibilities and duties to the Company.

2.    Term of Agreement.    The term of Employee's employment shall commence on the Effective Date and shall continue for a period of twenty-four (24) months thereafter (the "Employment Term"), unless earlier terminated as provided in this Agreement. The Employment Term will be automatically extended unless the Company decides, in its sole discretion, not to so extend and provides notice thereof to Employee (each such extension being a "Renewal Term"); provided, however, that no single Renewal Term may be less than twelve (12) months unless consented to in writing by each Party or earlier terminated as provided in this Agreement.

3.    Compensation.    Employee shall be compensated by the Company for the performance of his duties and obligations hereunder as follows:

        (a)    Salary.    Employee shall be paid a salary of $20,416.68 per month, less applicable withholdings and deductions, in accordance with the Company's normal payroll procedures (the "Salary").

        (b)    Benefits.    Employee shall be eligible, on the same basis as other employees of the Company, to participate in and to receive the benefits of the Company's employee benefit plans and vacation, holiday and business expense reimbursement policies, each as in effect from time to time.

        (c)    Review.    The Compensation Committee will review the Salary of Employee provided hereunder on a periodic basis consistent with its review of other management generally and may adjust upward in its discretion such Salary.

4.    Termination.    Employee agrees that his employment is on an at-will basis and may be terminated at any time by the Company or the Employee, with or without cause. Upon the termination (voluntarily or otherwise) of Employee's employment with the Company, neither Party shall have any continuing obligations or liabilities with respect to compensation, benefits, or severance except as set forth in this Section 4.

        (a)    Voluntary Termination; Termination for Cause.    If Employee's employment is voluntarily terminated by Employee other than for Good Reason (a "Voluntary Termination") or is terminated by the Company for Cause (as defined below), Employee shall be entitled to no compensation or benefits from the Company other than accrued and unpaid compensation and benefits through the date of termination. For purposes of this Section 4, a termination of Employee's employment as a result of his death or Disability (as defined below) shall constitute a Voluntary Termination.

          (i)    "Cause" shall mean (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company; (b) conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any thereof; (c) any intentional wrongdoing by Employee, whether by omission or commission, which adversely affects the business or affairs of the Company (or any parent or subsidiary); or (d) continued failure to perform assigned duties after receiving written notification from the CEO or the Board and following a reasonable cure period.

          (ii)   "Disability" shall mean the good-faith determination by the Board after consultation with medical personnel that the Employee has ceased to be able to materially perform his duties and obligations, with or without reasonable accommodation, due to a mental or physical illness or incapacity that is reasonably expected to materially prevent Employee from performing his duties and obligations for a period of not less than ninety (90) days.

          (iii)  "Good Reason" shall mean any one or more of the following:

            (A)  the assignment to the Employee of any duties, or any material limitation of the Employee's responsibilities, substantially inconsistent with the Employee's duties and status with the Company as contemplated on the date of this Agreement;

            (B)  the relocation of the principal place of the Employee's service to a location that is more than fifty (50) miles from the Employee's principal place of service as of the date of this Agreement;

            (C)  any material reduction by the Company of the Employee's Salary (unless reductions comparable in amount and duration are concurrently made for all other senior executives of the Company with responsibilities and organizational level comparable to the Employee's); or

            (D)  any failure by the Company to continue to provide the Employee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee holding a comparable position within the Company, in any benefit or compensation plans and programs.

        (b)    Termination Without Cause or for Good Reason; Non-Renewal.    In the event Employee's employment is terminated by the Company without Cause or by voluntarily by Employee for Good Reason or the Company elects not to renew the Employment Term or any Renewal Term, Employee shall be entitled only to the following:

          (i)    accrued and unpaid compensation through the date of termination;

          (ii)   continued health benefits as made generally available to employees for twelve (12) months following the date of such termination;

          (iii)  the then-monthly base salary of Employee, less applicable withholdings and deductions, for twelve (12) months following the date of such termination, payable on normal payroll cycles; and

          (iv)  the acceleration of vesting of stock options and other equity awards with respect to shares that would have vested in the twelve (12) months following such date of termination (collectively, the "Severance").

5.    Confidential Information.    Employee acknowledges and agrees that the Company considers to be confidential the information, observations and data obtained by him while employed by the Company concerning the actual or anticipated business or affairs of the Company, its subsidiaries or affiliates (collectively, "Confidential Information") and that such Confidential Information is the property of the

Company and/or the respective subsidiary or affiliate. Therefore, Employee agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public or persons knowledgeable in the Company's industry other than as a result of Employee's acts or omissions which constitute a breach hereof. Employee shall deliver to the Company at the termination (whether voluntary or otherwise) of Employee's employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business or anticipated business of the Company, its subsidiaries or affiliates (including, without limitation, trade secrets, business or marketing plans, reports, projections, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, tangible copies of trade secrets and confidential information, memoranda, credit cards, telephone charge cards, manuals, building keys and passes, cell phones, computers, names and addresses of the Company's or its subsidiaries' or affiliates' customers and potential customers, customer lists, customer contracts, sales information and any and all other similar information or property) which he may then possess or have under his control. Employee further agrees that in the event he discovers any other materials of the Company, its subsidiaries or affiliates in his possession or control after the date of termination, he will immediately return such property to the Company.

6.    Inventions and Patents.    Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which (i) relate to the Company's or its subsidiaries' actual or anticipated business, research and development or existing or future products or services or (ii) result from any work performed by Employee for the Company or its subsidiaries, and which are conceived, developed or made by the Employee during the Noncompete Period ("Work Product") belong to the Company or such subsidiary; provided, however, that this Section 6 does not apply to any invention for which no equipment, supplies, materials, facilities, trade secrets, or other proprietary information of the Company or its subsidiaries was used and which was developed entirely on Employee's own time, unless (i) the invention relates to the actual or anticipated business of the Company or its subsidiaries or to the Company's or any of its subsidiaries' actual or anticipated research or development, or existing or future products or services or (ii) the invention results from any work performed by Employee for the Company or its subsidiaries. Employee shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). The Parties acknowledge and agree that Work Product is subject to this Section 6 and is Confidential Information unless and to the extent that such Work Product (i) becomes generally known to and available for use by the public or persons knowledgeable in the Company's industry other than as a result of Employee's acts or omissions which constitute a breach of this Agreement or (ii) the Employee discloses such Work Product to the Board and the Board by vote or written consent waives its rights under this Agreement with respect thereto.

7.    Non-Compete, Non-Solicitation.

        (a)   In further consideration of the compensation to be paid to Employee hereunder, including the Severance, if any, the Company shall, upon execution of this Agreement, disclose to Employee the Company's trade secrets and other Confidential Information concerning the Company, its subsidiaries and affiliates. Employee acknowledges that his services have been and shall be of special, unique, and extraordinary value to the Company. Therefore, Employee agrees that, during the Employment Term, each Renewal Term, if any, and for one (1) year following the termination of his employment with the Company for any reason (collectively, the "Noncompete Period"), he shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the actual or anticipated businesses of the Company, its subsidiaries or affiliates, on the date of the termination of Employee's employment, within any geographical area in which the Company, its subsidiaries or affiliates engage or plan to engage in such businesses. A termination of this Agreement pursuant to Section 4 or otherwise shall constitute a termination of the Employment Term or Renewal Term, as applicable. Nothing herein shall prohibit Employee from being a passive owner of not more than two percent (2%) of the outstanding capital stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

        (b)   During the Noncompete Period, Employee shall not directly himself or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company, its subsidiaries or affiliates to leave the employ thereof, or in any way interfere with the relationship between the Company, its subsidiaries and affiliates and any employee thereof, (ii) hire any person who was an employee or contractor of the Company, its subsidiaries or affiliates or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, contractor or other business relation of the Company, its subsidiaries or affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, franchisee, contractor or other business relation and the Company, its subsidiaries or affiliates (including, without limitation, making any negative statements or communications about the Company, its subsidiaries, or affiliates).

        (c)   If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

        (d)   Employee acknowledges and agrees that the restrictions contained in this Section 7 are enforceable and reasonable. Accordingly, should Employee assert in any context that the restrictions contained in this Section 7 are unenforceable or unreasonable, Employee agrees that as of the date of such assertion the Company shall have no further obligation to provide him with Severance.

8.    Non-Disparagement.    Each of the Parties represents and agrees that such Party will not, directly or indirectly, engage during the Noncompete Period in any defamatory, disparaging or critical communication with any other person or entity concerning the business, operations, services, marketing strategies, pricing policies, management, business practices, officers, directors, employees, attorneys, representatives, affiliates, agents affairs and/or financial condition of the other Party, its subsidiaries or affiliates.

9.    Injunctive Relief and Additional Remedy.    Employee acknowledges and agrees that any breach or threatened breach by Employee of any of the provisions of Sections 5, 6, 7, or 8 would result in irreparable injury and damage to the Company and/or its subsidiaries and affiliates for which the Company and/or its subsidiaries and affiliates would have no adequate remedy at law. The Employee therefore also acknowledges and agrees that in the event of such breach or threatened breach the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). The terms of this Section 9 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach thereof including, without limitation, the recovery of damages from Employee. In addition, in the event of an alleged breach or violation by Employee of any of the provisions of Sections 5, 6, 7, or 8, the Noncompete Period shall be tolled with respect to such provision until such breach or violation has been duly cured.

10.    Dispute Resolution.    In the event of any dispute or claim relating to or arising out of this Agreement (including, without limitation, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Austin, Texas in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute; provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of Sections 5, 6,,7, or 8 or any misuse or misappropriation of Confidential Information, Work Product or other trade secrets or proprietary information of the Company, its subsidiaries or affiliates.

11.    Attorneys' Fees.    The prevailing Party in any dispute or claim relating to or arising out of this Agreement shall be entitled to recover from the losing Party all fees and expenses of any nature or kind (including, without limitation, attorney's fees and expenses) incurred in any such dispute or claim.

12.    Interpretation.    The Company and Employee agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Texas, without giving effect to conflicts of law principles.

13.    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon Employee and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Employee, Employee shall not have the right to sell, assign, pledge, hypothecate, donate or otherwise transfer any of his rights, obligations or benefits hereunder.

14.    Entire Agreement.    This Agreement constitutes the entire employment agreement between the Company and Employee regarding the terms and conditions of his employment, with the exception of that certain Stock Option Agreements (the "Option Agreement") previously entered into between Employee and the Company and that certain Employee Inventions and Proprietary Rights Assignment Agreement, dated January 11, 1999, between the Company and Employee (the "Assignment Agreement"); provided, however, that the provisions of this Agreement shall control if there exists any conflicting provisions in the Option Agreement or the Assignment Agreement. This Agreement, together with the Option Agreement and the Assignment Agreement, supersede all prior negotiations, representations or agreements between the Company and Employee, whether written or oral, regarding Employee's employment by the Company.

15.    Severability.    If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

16.    No Representations.    Employee acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

17.    Notices.    All notices requests, reports and other communications pursuant hereto shall be in writing, either by letter (delivered by hand or commercial delivery service or sent by certified mail, return receipt requested) or facsimile, addressed as follows:

    If to the Company:

      PROS Holdings, Inc.
      3100 Main Street, Suite 900
      Houston, Texas 77006
      Attention: Chief Executive Officer
      Facsimile: (713) 529-7037

    with a copy to (which shall not constitute notice):

      DLA Piper Rudnick Gray Cary US LLP
      1221 S. Mopac Expressway, Suite 400
      Austin, Texas 78746
      Attention: John J. Gilluly
      Facsimile: (512) 457-7001

    If to the Employee:

      Charles Murphy
      1000 South Point Drive, #507
      Miami Beach, Florida 33139
      Facsimile: (305) 672-3138

Any notice, request or communication hereunder shall be deemed to have been given on the day on which it is delivered by hand to such party at its address specified above, or, if sent by certified mail, return receipt requested, postage prepaid, on the third business day following the date it was deposited in the mail, or in the case of facsimile notice, when transmitted addressed as aforesaid, confirmation received, if the notice is also delivered by hand or mail in the manner described above. Any party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

18.    Counterparts.    This Agreement may be executed in any number of counterparts, provided, however, that each of such counterparts when taken together shall constitute one and the same agreement.

19.    Amendments.    This Agreement may be modified or amended only by a supplemental written agreement signed by both the Employee and the Company and approved by unanimous vote or written consent of the Compensation Committee.

Signature Page Follows.

        IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the Effective Date.

COMPANY:
PROS REVENUE MANAGEMENT, L.P.,
By:	/s/ Kurt R. Jaggers
Name:	Kurt R. Jaggers
Title:
EMPLOYEE:
/s/ Charles Murphy CHARLES MURPHY

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